Exhibit 99.1

101 Gateway Centre Parkway • Richmond, Virginia 23235 • Telephone: (804) 267-8000 • Fax: (804) 267-8850 • Website: www.landam.com

FOR IMMEDIATE RELEASE:	CONTACTS:
July 26, 2005	Robert W. Sullivan	Lloyd Osgood
	SVP – Investor Relations	SVP – Corporate Communications
	(804) 267-8703	(804) 267-8133

LANDAMERICA ANNOUNCES SECOND QUARTER RESULTS

Richmond, VA – LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, today reported operating results for the second quarter ended June 30, 2005.

	Second Quarter 2005	Second Quarter 2004
Operating revenue	$956.3 Million	$903.8 Million
Net income	$27.6 Million	$61.5 Million
Net income per diluted share	$1.56	$3.32

	Six Months 2005	Six Months 2004
Operating revenue	$1,771.0 Million	$1,663.7 Million
Net income	$57.9 Million	$82.4 Million
Net income per diluted share	$3.25	$4.41

FINANCIAL HIGHLIGHTS

•	Consolidated operating revenue increased $52.5 million, or 5.8%, for second quarter 2005 compared to second quarter 2004. Acquisitions contributed approximately $24.4 million to the increase in operating revenue for second quarter 2005.

•	Operating revenue for the Title Operations segment for second quarter 2005 was $881.8 million, an increase of approximately 3.4% over second quarter 2004. Acquisitions in the Title Operations segment contributed approximately $8.2 million to the increase in operating revenue for second quarter 2005.

•	Direct open orders from Title Operations were 342,700 for second quarter 2005 compared to 331,000 for second quarter 2004.

•	Operating revenue for the Lender Services segment increased 25.1% to $46.8 million for second quarter 2005 over second quarter 2004 and was due primarily to the recognition of deferred revenue for a tax and flood cancelled contract of $6.9 million, or $4.1 million after taxes and the impact of acquisitions.

•	Consolidated operating income before taxes decreased from $94.7 million for second quarter 2004 to $47.5 million for second quarter 2005 due to increased legal and regulatory costs of $34.9 million as well as increased operating costs.

•	The increase in legal costs of $34.9 million included previously announced charges for legal reserves for regulatory matters of $19.0 million, or $14.6 million after taxes, and a settlement of a class action lawsuit for $10.3 million, or $6.7 million after taxes.

(more)

•	Earnings per share for second quarter 2005 of $1.56 was impacted by the reserve for regulatory matters, the settlement of a class action lawsuit, and the recognition of deferred revenue noted above.

•	During the quarter ended June 30, 2005, the Company had repurchased approximately 170,400 shares for $9.1 million, or an average price of $53.23 per share.

“Even though overall mortgage volumes are down from 2004, operating revenues increased as the combination of stronger commercial and buy/sell business more than offset reduced refinance activity,” said President and Chief Executive Officer Theodore L. Chandler, Jr. “The reduction in our net income for the quarter can be largely explained by the increased legal and regulatory costs and our current investment in enhanced sales programs and processes. We have also experienced increased personnel costs as open orders have ramped up in the second quarter of 2005, and we anticipate seeing the benefits from the increase in open orders during the second half of 2005.”

“We closed on three title company transactions with a total purchase price of approximately $23.9 million during the second quarter of 2005. Additionally, we repurchased 170,400 shares of our common stock for $9.1 million. We will continue to balance the use of our excess cash flow for strategic acquisitions, to achieve greater penetration and long-term growth of our real estate services, and to provide cash returns to shareholders in the form of dividends and share repurchases,” Chandler stated.

SEGMENT RESULTS

Title Operations – Operating revenue from direct title operations increased $11.8 million, or 2.9%, for second quarter and $51.0 million, or 7.4%, for the first six months of 2005 over the comparable periods in 2004. Acquisitions contributed approximately $8.2 million to the increase in operating revenue from direct operations for second quarter 2005 and approximately $40.3 million for the first half of 2005. The remaining increase in operating revenue for second quarter 2005 was due to an increase in the revenue per order.

During second quarter and the first half of 2005, the Company continued to experience strong commercial and buy/sell activity offset by reduced refinance activity. Commercial and buy/sell transactions tend to have higher revenue per order compared to refinance transactions which tend to have lower revenue per order. Closed orders for second quarter 2005 for the Company’s direct title operations were 246,900, with an average fee of approximately $1,182 per closed order, compared to 280,100 for second quarter 2004, with an average fee of approximately $1,022 per closed order. Closed orders for the first half of 2005 were 442,000, with an average fee of approximately $1,170 per closed order, compared to 482,000 for the first half of 2004, with an average fee of approximately $998 per closed order.

Title insurance revenue from commercial operations, which the Company has typically defined as being premiums from policies providing coverage over $1 million in liability, was $249.0 million for second quarter 2005, an increase of 37.6% over second quarter 2004.

Operating revenue from agency title operations increased $17.4 million, or 3.9%, from second quarter 2004 to second quarter 2005. This increase was due to increased growth in the agency business, particularly in certain southeastern and western markets as a result of higher property values and increased management focus in those markets. Operating revenue from agency title operations decreased slightly in the first half of 2005 over the comparable prior year period due to acquisitions of title agencies reflected as direct revenue in first half of 2005 and reduced levels of refinancing activity. Agents’ commissions as a percent of agency revenue were approximately 80% for second quarter and the first half of 2005 and 2004.

The claims provision as a percent of operating revenue for the Title Operations segment was 5.5% for second quarter 2005 and 2004.

Other expenses increased $46.2 million, or 39.3%, from second quarter 2004 to second quarter 2005 and $51.7 million, or 23.0%, from the first half of 2004 to the first half of 2005. These increases are due to increased legal and regulatory costs of $34.9 million primarily related to regulatory reserves of $19.0 million and the settlement of a class action suit for $10.3 million as well as higher operating costs.

(more)

Pretax earnings for the Title Operations segment were $62.9 million for second quarter 2005 compared to $113.3 million for second quarter 2004 and $108.1 million for the first half of 2005 compared to $160.1 million for the first half of 2004.

Lender Services – Operating revenue in the Lender Services segment for second quarter 2005 increased $9.4 million, or 25.1%, compared to second quarter 2004. Acquisitions contributed approximately $6.1 million to the increase in operating revenue for second quarter 2005. The remaining increase was due primarily to the recognition of deferred revenue resulting from the cancellation of a tax certification servicing contract for a customer of the Company’s tax and flood business.

Operating revenue in the Lender Services segment for the first half of 2005 increased $32.8 million, or 42.3%, compared to the first half of 2004. Acquisitions contributed approximately $11.9 million to the increase in operating revenue for the first half of 2005 and the recognition of deferred revenue from terminated servicing contracts in the Company’s tax and flood business contributed approximately $32.7 million to the increase in operating revenue for the first half of 2005. These increases were partially offset by lower volume in the credit services business and lengthening of estimated loan lives in the tax and flood business.

Financial Services – The Financial Services segment had pretax earnings of $2.8 million in second quarter 2005 compared to $2.3 million in second quarter 2004 and pretax earnings of $5.7 million in the first half of 2005 compared to $4.5 million in the first half of 2004. These increases were due to growth in the loan and investment portfolio which exceeded the increase in its interest bearing liabilities.

The Company will host a conference call for analysts and shareholders on Wednesday, July 27, 2005, at 10:00 AM ET to discuss second quarter results. Those wishing to participate in the conference call should dial 1-888-577-8991 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica.” The call will be broadcast simultaneously over the internet via LandAmerica’s website (www.landam.com) in the Calendar of Events area located within Investor/Financial Information. Additionally, an audio archive of the call can be accessed through July 2006 via LandAmerica’s website starting two hours after the completion of the live call.

About LandAmerica Financial Group, Inc.

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

(more)

LandAmerica Financial Group, Inc. and Subsidiaries – Segment Results

(In millions)

	Quarter ended June 30, 2005
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated
Operating revenue:
Direct revenue	$417.6	$46.8	$0.3	$27.4	$492.1
Agency revenue	464.2	—	—	—	464.2

Total operating revenue	881.8	46.8	0.3	27.4	956.3

Investment income	12.4	—	6.8	1.6	20.8

Total revenue	894.2	46.8	7.1	29.0	977.1
Agents’ commissions	371.6	—	—	—	371.6
Personnel costs	244.6	19.0	0.6	18.7	282.9
Claims provision	48.3	—	—	2.6	50.9
Amortization	3.0	3.8	0.1	0.8	7.7
Exit and termination costs	—	—	—	—	—
Other expenses	163.8	20.7	3.6	28.4	216.5

Operating income before taxes	$62.9	$3.3	$2.8	$(21.5)	$47.5

	Quarter ended June 30, 2004
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated
Operating revenue:
Direct revenue	$405.8	$37.4	$0.1	$13.7	$457.0
Agency revenue	446.8	—	—	—	446.8

Total operating revenue	852.6	37.4	0.1	13.7	903.8

Investment income	11.8	0.2	5.1	1.1	18.2

Total revenue	864.4	37.6	5.2	14.8	922.0
Agents’ commissions	356.2	—	—	—	356.2
Personnel costs	225.1	16.1	0.5	14.7	256.4
Claims provision	46.7	—	—	—	46.7
Amortization	2.0	3.3	0.1	0.2	5.6
Exit and termination costs	3.5	—	—	—	3.5
Other expenses	117.6	17.4	2.3	21.6	158.9

Operating income before taxes	$113.3	$0.8	$2.3	$(21.7)	$94.7

(more)

LandAmerica Financial Group, Inc. and Subsidiaries – Segment Results

(In millions)

	Six months ended June 30, 2005
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated
Operating revenue:
Direct revenue	$740.8	$110.4	$0.4	$48.3	$899.9
Agency revenue	871.1	—	—	—	871.1

Total operating revenue	1,611.9	110.4	0.4	48.3	1,771.0

Investment income	24.9	0.6	13.1	3.1	41.7

Total revenue	1,636.8	111.0	13.5	51.4	1,812.7
Agents’ commissions	696.2	—	—	—	696.2
Personnel costs	456.0	38.2	1.2	34.8	530.2
Claims provision	94.8	—	—	5.3	100.1
Amortization	5.3	7.6	0.2	1.6	14.7
Exit and termination costs	—	—	—	—	—
Other expenses	276.4	39.4	6.4	52.5	374.7

Operating income before taxes	$108.1	$25.8	$5.7	$(42.8)	$96.8

	Six months ended June 30, 2004
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated
Operating revenue:
Direct revenue	$689.8	$77.6	$0.3	$22.9	$790.6
Agency revenue	873.1	—	—	—	873.1

Total operating revenue	1,562.9	77.6	0.3	22.9	1,663.7

Investment income	25.4	0.3	9.9	2.2	37.8

Total revenue	1,588.3	77.9	10.2	25.1	1,701.5
Agents’ commissions	699.1	—	—	—	699.1
Personnel costs	410.8	31.6	1.0	26.8	470.2
Claims provision	85.7	—	—	—	85.7
Amortization	2.5	6.6	0.2	1.0	10.3
Exit and termination costs	5.4	—	—	—	5.4
Other expenses	224.7	35.1	4.5	39.4	303.7

Operating income before taxes	$160.1	$4.6	$4.5	$(42.1)	$127.1

(more)

LandAmerica Financial Group, Inc. and Subsidiaries – Summary of Operations

(In millions, except per share data and order information)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Operating revenue	$956.3	$903.8	$1,771.0	$1,663.7
Investment and other income	20.5	17.1	40.6	33.6
Net realized investment gains	0.3	1.1	1.1	4.2

TOTAL REVENUE	977.1	922.0	1,812.7	1,701.5

Agents’ commissions	371.6	356.2	696.2	699.1
Salaries and employee benefits	282.9	256.4	530.2	470.2
General, administrative and other	197.8	141.0	338.4	270.4
Provision for policy and contract claims	50.9	46.7	100.1	85.7
Premium taxes	10.6	10.9	20.3	20.5
Interest expense	8.1	7.0	16.0	12.8
Amortization	7.7	5.6	14.7	10.3
Exit and termination costs	—	3.5	—	5.4

TOTAL EXPENSES	929.6	827.3	1,715.9	1,574.4

Income before income taxes	47.5	94.7	96.8	127.1
Income tax expense	19.9	33.2	38.9	44.7

Net income	$27.6	$61.5	$57.9	$82.4

Net income per common share	$1.57	$3.35	$3.28	$4.45
Weighted average number of common shares outstanding	17.6	18.4	17.6	18.5
Net income per common share assuming dilution	$1.56	$3.32	$3.25	$4.41
Weighted average number of common shares outstanding assuming dilution	17.8	18.5	17.8	18.7

Other selected information:
Cash flow from operations	$104.8	$130.4	$121.5	$134.8
Orders opened (in thousands):
April	103.5	125.5
May	112.7	101.7
June	126.5	103.8
Total orders opened	342.7	331.0	638.6	677.3
Total orders closed	246.9	280.1	442.0	482.0

	June 30, 2005	December 31, 2004
Cash and investments	$1,567.7	$1,509.3
Total assets	3,422.0	3,290.0
Policy and contract claims	746.4	715.5
Notes payable	472.9	465.4
Deferred service arrangements	192.9	202.4
Shareholders’ equity	1,197.5	1,151.1
Book value per share attributable to common shareholders	$66.30	$64.09
Book value per share attributable to intangibles	$43.82	$43.51
Tangible book value per share attributable to common shareholders	$22.48	$20.58

(more)

LandAmerica Financial Group, Inc. and Subsidiaries – Reconciliation of Non-GAAP Measures

(In millions)

The Company evaluates the results of its Lender Services segment on the basis of pretax income before net revenue deferrals and amortization (“PRBDA”). Adjusted operating revenue represents operating revenue adjusted for the impact of net revenue deferrals. PRBDA margin represents PRBDA divided by operating revenue adjusted for net revenue deferrals. PRBDA and PRBDA margin are not measures of performance defined by GAAP and should not be considered in isolation or as a substitute for operating income or cash flows provided by operating activities, which have been prepared in accordance with GAAP. PRBDA and PRBDA margin, as presented, may not be comparable to the calculation of similarly titled measures reported by other companies. We believe that PRBDA and PRBDA margins provide useful information to investors because they are indicators of operating and cash flow performance for those businesses where we have life of loan servicing requirements, which have been burdened in the short run with amortization expense related to intangibles acquired with the businesses. While amortization expense is an operating expense under GAAP, these expenses represent the non-current allocation of intangible assets acquired in prior periods. Additionally, while net revenue deferrals are a reduction of revenue and profits in the current period, these reductions represent a non-cash allocation of revenue to future periods for ongoing monitoring of certain of the Company’s flood and tax servicing products. Reconciliations of these financial measures to Lender Services operating results are as follows:

	Quarter ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Operating revenue	$46.8	$37.4	$110.4	$77.6
Change in net revenue deferrals	4.0	9.7	(11.3)	10.9

Adjusted operating revenue	50.8	47.1	99.1	88.5

Pretax earnings	$3.3	$0.8	$25.8	$4.6
Change in net revenue deferrals	4.0	9.7	(11.3)	10.9
Add amortization expense	3.8	3.3	7.6	6.6

PRBDA	11.1	13.8	22.1	22.1

PRBDA to adjusted operating revenue margin	21.9%	29.3%	22.3%	25.0%

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) the Company’s inability to manage successfully its acquisitions of complementary businesses could adversely affect the Company’s business, operating results, and financial condition; (iii) competition in the Company’s industry affects its revenue; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the Company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the Company’s insurance and banking subsidiaries are subject to government regulation; and (vii) the Company’s litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

- # # # -